MERIDIAN FUND, INC.

AMENDED AND RESTATED

DISTRIBUTION PLAN

This Amended and Restated Distribution Plan (the “Plan”) relating to the classes of shares listed on Exhibit I hereto (collectively, the “Shares”) of Meridian Fund, Inc. (the “Corporation”), on behalf of each series thereof listed on Exhibit I (each, a “Fund”), has been adopted by the Board of Directors of the Corporation (the “Board”) and the Disinterested Directors (as defined below), in conformity with Rule 12b-l under the Investment Company Act of 1940, as amended (the “1940 Act”).

Section 1. The Corporation, on behalf of each Fund, and classes thereof, as applicable, will pay to ALPS Distributors, Inc., a Delaware corporation (the “Distributor”), acting pursuant to a written contract (the “Distribution Agreement”) as the principal underwriter of the Shares, a fee (the “Distribution Fee”), at an aggregate annual rate not to exceed the percentage of the Fund’s average daily net assets attributable to such classes of the Fund set forth on Exhibit I, as compensation for services rendered in connection with the sale and distribution of such Shares by the Distributor and related expenses incurred by the Distributor. Subject to such limit and subject to the provisions of Section 6 hereof, the Distribution Fee shall be as approved from time to time by (a) the directors of the Corporation (the “Directors”) and (b) the Disinterested Directors. The Distribution Fee shall be accrued daily and paid monthly or at such other intervals as the Directors shall determine.

The Distribution Fee shall be payable to the Distributor or, with respect to such portion of the Distribution Fee as the Distributor may from time to time instruct, to any such Financial Intermediaries (as defined below) who have entered into a Selected Dealer/Financial Intermediary Agreement (as defined below).

Section 2. Payments made to the Distributor pursuant to Section 1 may be used by the Distributor for any purpose, including, but not limited to, compensating or reimbursing the Distributor and any banks, brokers, dealers, insurance companies or other entities (“Financial Intermediaries”) that have entered into agreements with the Distributor in conformity with Sections 3 and 8, as applicable, for distribution services rendered, and related expenses incurred, for or on behalf of the Shares (“Selected Dealer/Financial Intermediary Agreement”). The Distributor may pay all or any portion of the Distribution Fee to any Financial Intermediary (including, but not limited to, any affiliate of the Distributor) as compensation with respect to the sale and distribution of the Shares, and/or may retain all or any portion of the Distribution Fee as compensation for the Distributor’s services as agent for the sale and distribution of Shares. All payments under this Plan are intended to qualify as “asset-based sales charges” as defined in Rule 2830 of the Conduct Rules of the National Association of Securities Dealers. Inc. (or any successor provision) as in effect from time to time. Notwithstanding anything herein to the contrary, no Fund or class thereof shall make any payments under the Plan that exceed the maximum amounts payable under applicable Conduct Rules of the National Association of Securities Dealers, Inc. (or the Financial Industry Regulatory Authority, Inc., its successor).

Joint distribution or sales support financing with respect to a Fund or class thereof (which financing may also involve other investment portfolios or companies that are affiliated persons of the Fund, or affiliated persons of the Distributor) shall be permitted in accordance with applicable regulations of the Securities and Exchange Commission (the “SEC”) as may be in effect from time to time.

To the extent any payments made by the Fund, or a class thereof, pursuant to a shareholder servicing plan and/or shareholder servicing agreement are deemed to be payments for the financing of any activity primarily intended to result in the sale and distribution of Shares within the context of Rule 12b-1 under the 1940 Act, such payments shall be deemed to have been approved pursuant to the Plan.

Section 3. The Distribution Agreement shall authorize the Distributor to enter into Selected Dealer/Financial Intermediary Agreements with Financial Intermediaries, based on the form(s) of such agreements as may be approved by the Board from time to time and on such additional forms of agreement as the Distributor deems appropriate; provided that the Distributor determines that the Corporation’s responsibility or liability to any person under, or on account of any acts or statements of any such Financial Intermediary under, any such agreement does not exceed its responsibility or liability under the form(s) approved by the Board; and provided further that the Distributor determines that the overall terms of any such agreement are not materially less advantageous to the Corporation than the overall terms of the form(s) approved by the Board.

Section 4. The Distributor and any other person authorized to direct the disposition of monies paid or payable by the Corporation pursuant to this Plan or any related agreement shall provide to the Directors, and the Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

Section 5. This Plan shall continue in effect with respect to each class of Shares of a Fund, as set forth on Exhibit I, for a period of more than one year only so long as such continuance is specifically approved at least annually by votes of the majority of the Directors and a majority of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on this Plan.

Section 6. This Plan may not be amended to increase materially the amount to be spent with respect to any class of Shares of a Fund for distribution hereunder without approval by a vote of at least a majority of the outstanding Shares of such class, and all material amendments of this Plan shall be approved in the manner provided for continuation of this Plan in Section 5.

Section 7. This Plan is terminable at any time with respect to any class of Shares of any Fund by vote of a majority of the Disinterested Directors, or by vote of a majority of the outstanding Shares of such class.

Section 8. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

A. That such agreement may be terminated with respect to any class of Shares of a Fund at any time, without payment of any penalty, by vote of a majority of the Disinterested Directors or by vote of a majority of the outstanding Shares of such class, on not more than 60 days’ written notice to any other party to the agreement: and

B. That such agreement shall terminate automatically in the event of its assignment.

Section 9. The Corporation will preserve copies of this Plan, and any agreement or written report regarding this Plan presented to the Directors for a period of not less than six years, the first two years in an easily accessible place.

Section 10. As used in this Plan, (a) the term “Disinterested Directors” shall mean those Directors who are not interested persons of the Corporation, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, (b) the terms “assignment’’ and “interested person” shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, and (c) the term ‘‘majority of the outstanding Shares of the Fund” shall mean the lesser of the 67% or the 50% voting requirements specified in clauses (A) and (B), respectively, of the third sentence of Section 2(a)(42) of the 1940 Act, all subject to such exemptions as may be granted by the SEC.

Section 11. This Plan is adopted by the Directors as Directors of the Corporation, and not individually, and the obligations of the Corporation hereunder are not those of the Directors, officers, representatives or agents of the Corporation individually, but in such capacities, and are not binding upon any of the Directors, shareholders, officers, representatives or agents of the Corporation personally, but bind only the assets of the Corporation, and all persons dealing with the Corporation or a Fund must look solely to the Corporation property belonging to such Fund for the enforcement of any claims against the Corporation.

Approved: August 9, 2016.

Schedule I

Compensation

Funds	Investor Shares	Class A Shares	Class C Shares
Meridian Equity Income Fund	0.00%	0.25%	1.00%
Meridian Growth Fund	0.00%	0.25%	1.00%
Meridian Contrarian Fund	0.00%	0.25%	1.00%
Meridian Small Cap Growth Fund	0.00%	0.25%	1.00%

Current as of the 9th day of August, 2016.